Exhibit 99.1

Contact:  Mexican Restaurants, Inc.
 Andrew J. Dennard
 (832) 300-5858

Mexican Restaurants, Inc.
Announces 2010 First Quarter Operating Results
(NASDAQ: CASA)

Houston, Texas (May 17, 2010)    For the Company’s 2010 first quarter ended April 4, 2010, the Company reported a net loss of $399,147 or $0.12 per diluted share, compared with net income of $179,853 or $0.05 per diluted share for the first quarter of fiscal year 2009.  The first quarter ended April 4, 2010 included a net loss from discontinued operations of $103,716 compared with a net loss from discontinued operations of $93,230 for the first quarter of fiscal year 2009.

The Company’s restaurant revenues for the first quarter of fiscal year 2010 decreased $2.2 million or 11.4% to $17.0 million compared with $19.2 million for the same quarter in fiscal year 2009.  The decrease in restaurant revenues primarily reflects a decrease in same-store sales.  For the first quarter ended April 4, 2010, Company-owned same-restaurant sales decreased approximately 11.7% and franchised-owned restaurant sales, as reported by franchisees, decreased approximately 11.0% over the same quarter in fiscal 2009.

Commenting on the Company’s first quarter results, Curt Glowacki, Chief Executive Officer, stated, “Declining same-store sales continues to be our biggest obstacle to returning to profitability, as cost leverage is lost when same-store sales decline.  We believe such decreases are a result of the continued weakness in the economy and its impact on consumers’ dining habits.  Based on our current economic outlook, we plan to focus our energies on improving existing restaurant same-store sales, growing cash flow, and paying down existing debt.  Although we do not plan to open new Mission Burrito or other brand restaurants in fiscal year 2010, we will continue to work on refining our concepts for future growth.  The timing of that will be dependent on the economy and our Company’s performance.  We continue to focus on the fundamentals of running great restaurants that offer delicious food at very affordable prices while positioning the Company to exit the recession stronger both financially and operationally.”

Mexican Restaurants, Inc. operates and franchises 72 Mexican restaurants.  The current system includes 55 Company-operated restaurants, 16 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations
(Unaudited)

	13-Week	13-Week
	Period Ended	Period Ended
	4/4/2010	3/29/2009
Revenues:
Restaurant sales	$16,853,074	$19,013,557
Franchise fees, royalties and other	123,912	138,289
	16,976,986	19,151,846
Costs and expenses:
Cost of sales	4,944,913	5,250,244
Labor	5,817,086	6,122,989
Restaurant operating expenses	4,384,888	4,782,338
General and administrative	1,448,500	1,686,730
Depreciation and amortization	858,366	867,957
Impairment and restaurant closure expense	5,221	22,453
Gain on involuntary disposals	--	(7,231)
Loss on sale of property and equipment	3,715	36,762
	17,462,689	18,762,242

Operating income (loss)	(485,703)	389,604

Other income (expense):
Interest income	11,783	980
Interest expense	(61,769)	(62,194)
Other, net	18,568	10,501
	(31,418)	(50,713)

Income (loss) from continuing operations before income taxes	(517,121)	338,891
Income tax (expense) benefit	221,690	(65,808)
Income (loss) from continuing operations	(295,431)	273,083

Discontinued operations:
Income from discontinued operations	--	75,456
Restaurant closure expense	(181,543)	(190,572)
Loss on sale of assets	--	(581)
Loss from discontinued operations before income taxes	(181,543)	(115,697)
Income tax benefit	77,827	22,467
Loss from discontinued operations	(103,716)	(93,230)

Net income (loss)	$(399,147)	$179,853

Basic income (loss) per common share
Income (loss) from continuing operations	$(0.09)	$0.08
Loss from discontinued operations	(0.03)	(0.03)
Net income (loss)	$(0.12)	$0.05

Diluted income (loss) per common share
Income (loss) from continuing operations	$(0.09)	$0.08
Loss from discontinued operations	(0.03)	(0.03)
Net income (loss)	$(0.12)	$0.05

Weighted average number of common shares (basic)	3,309,628	3,269,341

Weighted average number of common shares (diluted)	3,309,628	3,270,057